Exhibit 99.1

            NSD Bancorp, Inc. Reports First Quarter 2004 Net Income

     PITTSBURGH--(BUSINESS WIRE)--April 21, 2004--NSD Bancorp, Inc. (Nasdaq:NSDB), the parent holding company of NorthSide Bank, reported consolidated net income of $1.0 million or $0.32 per diluted share for the three months ended March 31, 2004, as compared to net income of $1.3 million or $0.41 per diluted share for the same quarter in the prior year.
     During the first quarter of 2004, the Corporation's total assets increased $10.6 million or 2.1% to $517.3 million at March 31, 2004 from $506.6 million at December 31, 2003. This increase in assets was fueled by growth in customer deposits which increased $9.6 million or 2.6% to $375.6 million at quarter end. Loans receivable decreased $6.7 million or 2.2% to $299.0 million March 31, 2004 from $305.6 million at December 31, 2003. Funds from deposit growth and the decrease in loans were deployed in investment securities as the Corporation's securities portfolio increased $6.4 million or 4.2% to $157.5 million at March 31, 2004 from $151.1 million as of the end of 2003.
     The Corporation has maintained a solid capital base and is positioned for continued growth with total stockholders' equity of $40.3 million or 7.8% of total assets at March 31, 2004.
     Contributing to the $308,000 decline in earnings between the quarter ended March 31, 2004 and the same quarter in the prior year were decreases in net interest income and noninterest income of $101,000 and $112,000, respectively, as well as an increase in noninterest expense of $280,000. Partially offsetting these unfavorable variances, the provision for loan losses and income taxes were $125,000 and $60,000, respectively, lower during the first quarter of 2004 versus the same quarter in 2003.
     The Corporation, like many financial institutions, continues to experience net interest income compression as the decrease in yield on earning-assets outpaced the decrease in the cost of interest-bearing liabilities. Between the two quarters, the yield on earning-assets decreased 88 basis points to 5.44% for the first quarter of 2004 from 6.32% for the first quarter of 2003. The cost of interest-bearing liabilities decreased 74 basis points to 2.68% for the first quarter of 2004 from 3.42% for the first quarter of 2003. This reduction in spread was the direct result of continued re-pricing downward of interest-earning assets in the current interest rate environment while the cost of deposit funding has stabilized near the effective floor of these products. Contributing to the decline in interest income was the necessity of redeploying funds from loan repayments in lower yielding marketable securities.
     Nonperforming assets increased slightly to $8.8 million at March 31, 2004, from $8.7 million at December 31, 2003. Despite the increase, the Corporation continues to work out larger problem credits and anticipates a decrease in nonperforming loans as it moves through 2004. This, coupled with the decline in the amount of outstanding loans receivable, resulted in a lower level of provision necessary for the three months ended March 31, 2004 of $130,000 compared to $255,000 during the same period in 2003. Nonperforming assets as a percentage of total assets decreased to 1.69% at March 31, 2004 compared to 1.70% at December 31, 2003. Management believes that the potential losses associated with the nonperforming loans are adequately provided for based on relevant available information and continues to pursue all avenues to recover losses incurred to date. The allowance for loan losses ended the quarter at $6.8 million versus $6.9 million at December 31, 2003.
     Noninterest income was $112,000 or 11.9% lower during the first quarter of 2004 at $832,000 versus $944,000 during the same period in the prior year. This decrease was primarily the result of gains on the sale of loans during 2003 that were not experienced during 2004.
     Noninterest expense was $280,000 or 10.0% higher during the first quarter of 2004 at $3.1 million versus $2.8 million during the same period in the prior year. This increase was a result of higher compensation and benefits expenses associated primarily with normal salary and wage increases and higher professional fees expense associated with problem credit workout costs and regulatory compliance initiatives. Partially offsetting these noninterest expense increases was a reduction in other operating expenses.
     NSD Bancorp, Inc. is the holding company of NorthSide Bank, which is a state-chartered, FDIC insured commercial bank with $517 million in assets at March 31, 2004. The Pittsburgh-based community bank operates twelve branch offices serving the City of Pittsburgh and northern suburbs. The Corporation's common stock is quoted on and traded through NASDAQ under the symbol "NSDB." For more information visit the Corporation's website at "www.nsdbancorp.com."
     This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand for the Corporation's financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission.


                           NSD Bancorp, Inc.
                         Financial Highlights
     (Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:

                                                    Three month period
                                                      ended March 31,
                                                      2004      2003
                                                    --------- --------

 Interest income                                      $6,429   $7,331
 Interest expense                                      2,589    3,314
                                                    --------- --------
   Net interest income                                 3,840    4,017
 Provision for loan losses                               130      255
 Noninterest income                                      832      944
 Noninterest expense                                   3,091    2,887
                                                    --------- --------
   Net income before provision
    for income taxes                                   1,451    1,819
 Provision for income taxes                              420      480
                                                    --------- --------
 Net income                                           $1,031   $1,339
                                                    ========= ========

 Net income per share - basic                          $0.32    $0.42
 Net income per share - diluted                        $0.32    $0.41
 Dividends declared and paid per share                 $0.22    $0.21

 Return on annualized average assets                    0.82%    1.07%
 Return on annualized average equity                   10.45%   13.65%
 Yield on average interest-earning assets               5.44%    6.32%
 Cost of average interest-bearing liabilities           2.68%    3.41%
 Net interest margin                                    3.29%    3.51%


CONSOLIDATED FINANCIAL CONDITION DATA:
                                                As of         As of
                                              3/31/2004    12/31/2003
                                              ----------   -----------

 Total assets                                  $517,269      $506,620
 Cash and equivalents                            35,098        24,240
 Securities                                     157,533       151,141
 Loans                                          298,962       305,626
 Deposits                                       375,607       366,039
 Borrowed funds                                  94,000        94,000
 Stockholders' equity                            40,290        38,887

 Book value per share                            $12.59        $12.16

 Net loans to deposits                            79.59%        83.50%
 Allowance for loan losses to total loans          2.22%         2.20%
 Nonperforming assets to total assets              1.69%         1.70%
 Stockholders' equity to total assets              7.79%         7.68%
 Shares common stock outstanding              3,200,637     3,197,815

    CONTACT: NSD Bancorp, Inc., Pittsburgh
             Andrew W. Hasley, 412-366-8514
             Email: ahasley@northsidebank.com
             or
             William C. Marsh, 412-366-8340
             Email: wmarsh@northsidebank.com